Exhibit 99.6

DEALER/DISTRIBUTOR EMAIL

Date:                                                                  10/26

Event:                                                            Announcement

As you may have already heard, Bridgestone announced this morning that Bridgestone Retail Operations has reached an agreement to acquire Pep Boys. This is an exciting and important milestone in Bridgestone’s history. Because you are a longtime and valued partner, I wanted to reach out to you personally to share this news and to tell you more about what this acquisition means for our company, and for you.

Bridgestone is making numerous strategic investments across various networks and channels to strengthen our overall distribution network for better access to the Boss. Just last week we told you about TireConnect and its benefits to you and all of our dealers and distributors.

Like that acquisition, the Pep Boys transaction adds another strong business to our distribution network by bringing approximately 800 existing points-of-sale under Bridgestone’s operations. Ultimately, we believe we’re building even more equity in the Bridgestone and Firestone brands and enabling all of us to reach more Bosses together with our industry-leading tires.

As you always have been, you remain a fundamental part of Bridgestone’s long-term growth strategy. You may have heard our CEO Gary Garfield say last week how much we value our partnership with you and that we are steadfast in our commitment to it. You and the more than 5,000 points-of-sale within our dealer and distributor network remain our largest distribution channel.

Today’s announcement is the first step in the acquisition process; a lot will happen between now and when the deal officially closes in the beginning of 2016. In the near-term, Bridgestone and Pep Boys will continue to operate as two separate companies. I’ll share more information with you as appropriate and as it becomes available.

If you have any questions, please feel free to call me. As always, thank you for your continued support and partnership.

Business Confidential

Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only to expectations and beliefs concerning future events, approvals and transactions held as of the date the statement was made. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are based on current expectations and assumptions that involve a number of known and unknown risks, uncertainties and other factors generally beyond the control of management which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks include uncertainties associated with the tender offer and the merger, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of Pep Boys’ shareholders will tender their shares in the offer, the risk that competing offers will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived, the ability to achieve anticipated benefits and the general risk associated with the respective businesses and operating results of BSRO and Pep Boys. Other factors that may cause Pep Boys’ actual results to differ materially from those expressed or implied in the forward-looking statements are discussed in Pep Boys’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent reports filed by Pep Boys with the SEC. Copies of Pep Boys’ filings with the SEC may be obtained at the “Investors” section of Pep Boys’ website at www.pepboys.com or on the SEC’s website at www.sec.gov.  The forward-looking statements included in this announcement are made as of the date hereof. None of Bridgestone, BSRO or Pep Boys is under any obligation to (and each expressly disclaims any such obligation to) update any of the information in this document if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information

The tender offer for the purchase of the issued and outstanding shares of Pep Boys’ common stock described herein has not yet commenced, and this document is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, BSRO will file a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other tender offer materials) with the SEC and Pep Boys will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Prior to making any decision regarding the tender offer, Pep Boys shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement when they become available as they will contain important information. Once filed, Pep Boys shareholders will be able to obtain the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement (when available) may be obtained free of charge from the information agent named in the tender offer materials or by directing a request to Pep Boys, Attention: Brian Zuckerman, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Telephone Number 215-430-9169.

Business Confidential